As filed with the Securities and Exchange Commission on February 9, 2009

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ACTIVIDENTITY CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	6623 Dumbarton Circle Fremont, California 94555 (510) 574-0100	45-0485038
(State of incorporation)	(Address of Principal Executive Offices)	(I.R.S. Employer Identification No.)

ActivIdentity Corp. Stock Option Grant Agreement dated April 23, 2008 between ActivIdentity Corporation and Grant Evans

ActivIdentity Corp. Stock Option Grant Agreement dated April 23, 2008 between ActivIdentity Corporation and Grant Evans

ActivIdentity Corp. Stock Option Grant Agreement dated August 1, 2008 between ActivIdentity Corporation and Jacques Kerrest

ActivIdentity Corp. Stock Option Grant Agreement dated August 1, 2008 between ActivIdentity Corporation and Jacques Kerrest

ActivIdentity Corp. Stock Option Grant Agreement dated December 8, 2008 between ActivIdentity Corporation and Michael Sotnick

(Full title of the plan)

Jacques Kerrest
Chief Financial Officer and Chief Operating Officer

6623 Dumbarton Circle

Fremont, California 94555

(510) 574-0100

(Name, address, and telephone number of agent for service)

Copy to:

Douglas H. Collom, Esq.

Julia Reigel, Esq.

Wilson Sonsini Goodrich & Rosati,

Professional Corporation

650 Page Mill Road

Palo Alto, California

(650) 493-9300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock ($0.001 par value) (3) issuable pursuant to ActivIdentity Corp. Stock Option Grant Agreement dated April 23, 2008 Between ActivIdentity Corporation and Grant Evans.	1,000,000 shares	$2.18	$2,180,000	$85.67
Common Stock ($0.001 par value) (3) issuable pursuant to
ActivIdentity Corp. Stock Option Grant Agreement dated
April 23, 2008 Between ActivIdentity Corporation and
Grant Evans.	1,000,000 shares	$2.18	$2,180,000	$85.67
Common Stock ($0.001 par value) (3) issuable pursuant to ActivIdentity Corp. Stock Option Grant Agreement dated August 1, 2008 Between ActivIdentity Corporation and Jacques Kerrest.	650,000 shares	$2.51	$1,631,500	$64.12
Common Stock ($0.001 par value) (3) issuable pursuant to ActivIdentity Corp. Stock Option Grant Agreement dated August 1, 2008 Between ActivIdentity Corporation and Jacques Kerrest.	700,000 shares	$2.51	$1,757,000	$69.05
Common Stock ($0.001 par value) (3) issuable pursuant to ActivIdentity Corp. Stock Option Grant Agreement dated December 8, 2008 Between ActivIdentity Corporation and Michael Sotnick.	600,000 shares	$1.48	$888,000	$34.90
Total	3,950,000 shares		$8,636,500	$339.41

(1)

This Registration Statement shall also cover any additional shares of ActivIdentity Corporation common stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of common stock.

(2)	Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the price at which the options may be exercised.
(3)	Includes preferred stock purchase rights which, prior to the occurrence of certain events, will not be exercisable or evidenced separately from the common stock.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents have been filed by ActivIdentity Corporation (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) and are incorporated herein by reference:

•      Registrant’s Annual Report on Form 10-K for the year ended September 30, 2008, including those portions of Registrant’s definitive proxy statement on Schedule 14A, filed on January 28, 2009, with respect to Registrant’s Annual Meeting of Shareholders held on March 25, 2009 that are incorporated by reference into Registrant’s 2008 Form 10-K;

•      Registrant’s Quarterly Reports on Form 10-Q for the quarter ended December 31, 2008, filed on February 9, 2009;

•      All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report referenced in the first bullet above;

•      Registrant’s description of common stock contained in its registration statement on Form 8-A filed on March 27, 2003, including any amendments filed for the purpose of updating such description;

•      Registrant’s description of its preferred stock purchase rights contained in its Form 8-A filed on July 25, 2008, including any amendments filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.                    Description of Securities.

Not applicable.

Item 5.                    Interests of Named Experts and Counsel.

Not applicable.

Item 6.                    Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by current law.

The Ninth Article of the Registrant’s Certificate of Incorporation limits the personal liability of directors for monetary damages for their conduct as a director, except (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

Article VIII of the Registrant’s Bylaws provides for the indemnification of officers, directors, employees and agents acting on behalf of the Registrant to the fullest extent permissible under the Delaware General Corporation Law.

The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in its Certificate of Incorporation and Bylaws, and the Registrant intends to enter into indemnification agreements with any new directors and executive officers in the future.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

Item 7.                    Exemption from Registration Claimed.

Not applicable.

Item 8.                    Exhibits.

Exhibit Number	Description
4.1	2004 Equity Incentive Plan of ActivIdentity Corporation.
4.2	ActivIdentity Corp. Stock Option Grant Agreement dated April 23, 2008 Between ActivIdentity Corporation and Grant Evans.
4.3	ActivIdentity Corp. Stock Option Grant Agreement dated April 23, 2008 Between ActivIdentity Corporation and Grant Evans.
4.4	ActivIdentity Corp. Stock Option Grant Agreement dated August 1, 2008 Between ActivIdentity Corporation and Jacques Kerrest.
4.5	ActivIdentity Corp. Stock Option Grant Agreement dated August 1, 2008 Between ActivIdentity Corporation and Jacques Kerrest.
4.6	ActivIdentity Corp. Stock Option Grant Agreement dated December 8, 2008 Between ActivIdentity Corporation and Michael Sotnick.
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C., as to the legality of the securities being registered.
23.1	Consent of BDO Seidman, LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Counsel (contained in Exhibit 5.1).
24.1	Power of Attorney (included on signature page).

Item 9.                    Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)             To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)             That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)             To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on February 9, 2009.

ACTIVIDENTITY CORPORATION

By:	/s/ Grant Evans
Grant Evans
Chief Executive Officer and
Chairman of the Board of Directors

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Grant Evans and Jacques Kerrest and each one of them, acting individually and without the other, as his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Grant Evans	Chief Executive Officer and Chairman of the Board
Grant Evans	of Directors (Principal Executive Officer)	February 9, 2009

Chief Financial Officer and Chief Operating Officer
/s/ Jacques Kerrest	(Principal Financial Officer and Principal	February 9, 2009
Jacques Kerrest	Accounting Officer)

/s/ Robert Brandewie	Director	February 9, 2009
Robert Brandewie

/s/ James Frankola	Director	February 9, 2009
James Frankola

	Director	February , 2009
Jason Hart

	Director	February , 2009
Steven Humphreys

/s/ James E. Ousley	Director	February 9, 2009
James E. Ousley

/s/ David B. Wright	Director	February 9, 2009
David B. Wright

INDEX TO EXHIBITS

Exhibit Number	Description
4.1	2004 Equity Incentive Plan of ActivIdentity Corporation.
4.2	ActivIdentity Corp. Stock Option Grant Agreement dated April 23, 2008 Between ActivIdentity Corporation and Grant Evans.
4.3	ActivIdentity Corp. Stock Option Grant Agreement dated April 23, 2008 Between ActivIdentity Corporation and Grant Evans.
4.4	ActivIdentity Corp. Stock Option Grant Agreement dated August 1, 2008 Between ActivIdentity Corporation and Jacques Kerrest.
4.5	ActivIdentity Corp. Stock Option Grant Agreement dated August 1, 2008 Between ActivIdentity Corporation and Jacques Kerrest.
4.6	ActivIdentity Corp. Stock Option Grant Agreement dated December 8, 2008 Between ActivIdentity Corporation and Michael Sotnick.
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C., as to the legality of the securities being registered.
23.1	Consent of BDO Seidman, LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Counsel (contained in Exhibit 5.1).
24.1	Power of Attorney (included on signature page).